Exhibit 99.1

Novavax Reports Third Quarter 2016 Financial Results

•	Announces Corporate Restructuring and Cost Savings
•	Highlights Strategic Focus and Development Activities for 2017

Gaithersburg, MD, November 9, 2016 – Novavax, Inc., (Nasdaq:NVAX) today announced its financial results for the third quarter and nine months ended September 30, 2016, in conjunction with its Investor and Analyst Day update.

The Company presented a restructuring plan designed to meet the following key objectives:

•	Prioritize development activities to achieve clinical data events within 2017;
•	Reduce cash burn, extend financial horizon and minimize near-term dilution; and
•	Maintain operational core competencies to execute development plans.

The restructuring includes an immediate reduction in workforce of approximately 30%. The Company expects to incur one-time restructuring costs of approximately $3 million to $4 million, including severance expenses, in the fourth quarter of 2016. In addition, management has initiated expense reduction measures relating to pre-commercialization activities, capital equipment investments, project specific and general research and development, and general and administrative expenses. As a result of the restructuring, Novavax estimates a reduction in cash burn of $70 million to $100 million in 2017 relative to 2016.

The restructuring plan was engineered to decrease cash burn and support the Company’s development priorities through the balance of 2016 and in 2017, specifically:

•	Continued execution of the Phase 3 Prepare™ clinical trial to prevent RSV in infants via maternal immunization at multiple international sites. Prepare is a randomized, observer-blinded, placebo-controlled trial. The primary objective is to determine the efficacy of maternal immunization with our RSV F Vaccine against symptomatic RSV lower respiratory tract infection with hypoxemia in infants through a minimum of the first 90 days of life. Prepare is supported by a grant of up to $89 million from the Bill & Melinda Gates Foundation (BMGF);

•	Initiation of a randomized, observer-blinded, multi-arm, dose-ranging Phase 2 clinical trial, in one and two dose formulations, both with and without adjuvants, of its RSV F Vaccine in older adults (60 years of age and older). The trial will evaluate safety and immunogenicity of these formulations in older adults as measured by serum microneutralization titers against RSV/A and RSV/B, palivizumab competing antibodies (“PCA”) and anti-F IgG; and

•	Initiation of a Phase 1 clinical trial of its Zika virus envelope dimer nanoparticle vaccine candidate (ZIKV EnvD Vaccine) in 2017.

Summary

“We have identified a clear path forward that we expect will provide us with important clinical data throughout 2017 and protect liquidity,” said Stanley C. Erck, President and CEO. “We have the balance sheet to execute this plan. We have resized our organization consistent with this plan and look forward to reporting data from these programs in 2017. We continue to have great confidence in our platform technology, our RSV F Vaccine and the significant commercial opportunity for an RSV vaccine for infants via maternal immunization.”

Financial Results for the Three and Nine Months Ended September 30, 2016

Novavax reported a net loss of $66.3 million, or $0.24 per share, for the third quarter of 2016, compared to a net loss of $33.1 million, or $0.12 per share, for the third quarter of 2015. For the nine months ended September 30, 2016, the net loss was $222.9 million, or $0.82 per share, compared to a net loss of $78.1 million, or $0.30 per share, for the same period in 2015.

Novavax revenue in the third quarter of 2016 decreased 50% to $3.2 million, compared to $6.5 million for the same period in 2015. Lower revenue under the HHS BARDA contract of $6.2 million is the primary driver of this decrease. The lower HHS BARDA revenue is the result of a lower level of activity in the three months ended September 30, 2016, primarily resulting from the natural expiration of the HHS BARDA contract, as compared to the same period in 2015. This decrease in HHS BARDA revenue was partially offset by $2.6 million in revenue recorded under the BMGF grant relating to our ongoing Prepare clinical trial.

Research and development expenses increased 73% to $53.0 million in the third quarter of 2016, compared to $30.7 million for the same period in 2015. The increase in research and development expenses was primarily due to increased costs associated with the clinical trials and development activities of our RSV F Vaccine and higher employee-related costs, including non-cash stock-based compensation.

General and administrative expenses increased 50% to $13.6 million in the third quarter of 2016, compared to $9.1 million for the same period in 2015. The increase was primarily due to higher employee-related costs and professional fees for pre-commercialization activities, as compared to the same period in 2015.

Interest income (expense), net for the third quarter of 2016 includes $3.4 million of interest expense relating the Company’s Convertible Senior Notes offering in the first quarter of 2016.

As of September 30, 2016, the company had $300.3 million in cash and cash equivalents and marketable securities compared to $230.7 million as of December 31, 2015. Net cash used in operating activities for the first nine months of 2016 was $194.2 million, compared to $71.3 million for same period in 2015. The increase in cash usage was primarily due to increased costs relating to our RSV F Vaccine, higher employee-related costs and timing of vendor payments.

Conference Call

Novavax management will host its quarterly conference call today at 4:30 p.m. ET. The dial-in number for the conference call is (877) 212-6076 (Domestic) or (707) 287-9331 (International), passcode 10126707. A webcast of the conference call can also be accessed via a link on the home page of the Novavax website (novavax.com) or through the "Investor Info"/"Events" tab on the Novavax website.

A replay of the conference call will be available starting at 7:00 p.m. on November 9, 2016 until midnight November 16, 2016. To access the replay by telephone, dial (855) 859-2056 (Domestic) or (404) 537-3406 (International) and use passcode 10126707. The replay will also be available as a webcast and can be found on the "Investor Info"/"Events" on the Novavax website.

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a clinical-stage vaccine company committed to delivering novel products to prevent a broad range of infectious diseases. Our recombinant nanoparticles and Matrix-M™ adjuvant technology are the foundation for groundbreaking innovation that improves global health through safe and effective vaccines. Additional information about Novavax is available on the Company's website, novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products, as well as the effectiveness, and expected costs and savings, and the timing of such costs and savings, associated with the implementation, of Novavax’ recently announced plan to restructure its operations, are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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NOVAVAX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Revenue	$3,231	$6,525	$9,954	$30,397

Expenses:
Research and development	52,983	30,664	186,839	86,740
General and administrative	13,556	9,060	38,183	21,991
Total expenses	66,539	39,724	225,022	108,731
Loss from operations	(63,308)	(33,199)	(215,068)	(78,334)
Interest income (expense), net	(2,957)	130	(7,756)	324
Other income (expense)	11	(51)	(33)	(121)
Net loss	$(66,254)	$(33,120)	$(222,857)	$(78,131)

Basic and diluted net loss per share	$(0.24)	$(0.12)	$(0.82)	$(0.30)
Basic and diluted weighted average number of shares outstanding	271,064	269,554	270,669	259,703

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2016	December 31, 2015
	(unaudited)
Cash and cash equivalents	$119,948	$93,108
Marketable securities	180,335	137,548
Total current assets	353,905	287,257
Working capital	278,221	210,763
Total assets	459,626	386,038
Total notes payable and capital lease obligations	316,083	503
Total stockholders’ equity	49,784	292,669

Contact:

Novavax, Inc.

Barclay A. Phillips

SVP, Chief Financial Officer and Treasurer

Andrea N. Flynn, Ph.D.

Associate Director, Investor Relations

ir@novavax.com

240-268-2000

Russo Partners, LLC

David Schull

Todd Davenport, Ph.D.

david.schull@russopartnersllc.com

todd.davenport@russopartnersllc.com

212-845-4271